Exhibit 10.4

STOCK OPTION AGREEMENT

         This Option Agreement made as of this 19th day of March, 1997 (the “Date of Grant”) by and between SCANSOURCE, INC., a South Carolina corporation (the “Company”) and Paige Rosamond (“Optionee”).

         ScanSource, Inc. wishes to afford Optionee the opportunity to purchase and to sell some of the Company’s shares in consideration of the mutual agreements and other matters set forth herein. The Company and Optionee hereby agree as follows:

A.       OPTION TO PURCHASE

         1.       Grant of Option to Purchase. The Company hereby grants to Optionee the right and option to purchase all or any part of 1,000 shares of the issued and outstanding shares of stock on the terms and conditions set forth herein (the “Option Shares”). The number of shares subject to this Option to Purchase shall be adjusted for any stock splits, stock dividend or other issuance or redemption of shares by the Company. This Option shall not be treated as an incentive stock option within the meaning of Section 422A(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

         2.       Purchase Price. The purchase price per share of the Stock to be purchased pursuant to the exercise of this Option (the “Purchase Price”) shall be $14.00 per share of the Stock, the closing price of the stock on March 18, 1997.

         3.       Exercise and Closing. Subject to such further limitations as are provided herein, the Option to Purchase shall become exercisable in three (3) installments, the Optionee having the right hereunder to purchase from ScanSource the following number of Option Shares upon exercise of the Option, on and after the following dates, in cumulative fashion:

(a)	on and after the first anniversary of the Date of Grant, up to one-third (ignoring fractional shares) of the total number of Option Shares;

(b)	on and after the second anniversary of the Date of Grant, up to an additional one-third (ignoring fractional shares) of the total number of Option Shares; and

(c)	on and after the third anniversary of the Date of Grant, the remaining Option Shares.

This Option shall be exercisable by written notice addressed to the Company at its executive offices, provided, however, that no exercise shall be permitted unless the dollar

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value of the purchase exceeds one thousand ($1,000.00) dollars or the exercise exhausts the Stock subject to this Option to Purchase. No fraction of a share of the Stock shall be transferred by the Company upon any exercise of this option. Closing of the purchase of the shares of the stock as to which this Option may be exercised shall take place in the offices of the Company on or before thirty days following the receipt by the Company of the written notice of exercise by Optionee. The Purchase Price multiplied by the number of shares as to which this Option is exercised shall be paid in full to the Company at the time of such closing in cash (including check, bank draft, or money order payable to the order of the Company.)

         4.       Term. The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void after the expiration of ten (10) years from the Date of Grant (the “Expiration Date”). This Option may be exercised during the term hereof only by Optionee during Optionee’s lifetime, except that if Optionee dies during the term of this Option Agreement, Optionee’s estate, or the entity which acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Optionee, may exercise this Option in full at any time during the term of the Option, but only as to the number of shares of the Stock that Optionee was entitled to purchase hereunder as of the date of Optionee’s death. If Optionee’s employment with the Company terminates by reason of disability (within the meaning of Section 22 (e)(3) of the Code), this Option may be exercised in full by Optionee (or Optionee’s duly authorized representative) at any time during the period of one year following such termination, but only as to the number of shares of the Stock that Optionee was entitled to purchase hereunder as of the date Optionee’s employment so terminates. If Optionee’s employment with the Company terminates prior to the expiration of the term of this Option for any reason other than death or disability, this Option shall terminate without further obligation of the Company effective sixty days following the date Optionee’s employment so terminates.

B.       MISCELLANEOUS

         1.       Transferability. These Options are not transferable or assignable, in whole or in part, by Optionee, otherwise than by will or the laws of descent and distribution.

         2.       Stock Restriction. Optionee understands that at the time of the execution of this Option Agreement, the shares of the Stock issuable upon exercise of the Option to Purchase have not been registered under the Securities Act of 1933, as amended (the “Act”), or under any state securities law, and that the Company currently does not intend to effect any such registration. Optionee agrees that the shares of the Stock which Optionee may acquire by exercising the Option to Purchase shall be purchased by Optionee for investment without a view to distribution within the meaning of the Act, and shall not be sold, transferred, assigned, pledged, or hypothecated unless such transfer has

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been registered under the Act and applicable state securities laws, or the transfer duly qualifies for an applicable exemption from the registration requirements of the Act and any applicable state securities laws. In any event, Optionee agrees that the shares of the Stock which Optionee may acquire by exercising the Option to Purchase shall not be sold or otherwise disposed of in any matter which would constitute a violation of any applicable securities laws, whether federal or state.

In addition, Optionee agrees that (i) the certificates representing the shares of the Stock purchased under the Option to Purchase may bear such restrictive legend or legends as the Company’s legal counsel deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the shares of the Stock purchased under the Option to Purchase on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities laws, and (iii) the Company may give related instructions to its transfer agent to stop registration of the transfer of the shares of Stock purchased under the Option to Purchase.

         3.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

         4.       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its duly authorized officer and Optionee has executed this Option Agreement, all as of the day and year first above written.

SCANSOURCE, INC.
By:	/s/ JEFFERY A. BRYSON

CFO

Optionee:	/s/ PAIGE ROSAMOND